Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Managers
Philadelphia Energy Solutions LLC:

We consent to the use of our report dated June 29, 2015, with respect to the balance sheet of Philadelphia Energy Solutions Inc. as of June 25, 2015, included herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania
July 27, 2015